YAHOO! FINANCE

New Leaf Brands Appoints Terry L. Kinder, CPA, to Its Board of Directors

Mr. Kinder Will Chair Audit Committee for New Leaf Brands

Press Release: New Leaf Brands, Inc. – Tue, Jul 10, 2012 5:10 PM EDT

OLD TAPPAN, NJ--(Marketwire -07/10/12)- David N. Fuselier, Chairman and CEO of New Leaf Brands, Inc. (NLEF), announced today that Mr. Terry L. Kinder has been appointed to NLEF's Board of Directors. Mr. Kinder brings over thirty years of broad financial experience as a "Big 4" CPA firm manager, VP-CFO Secretary & Treasurer of NYSE and NASDAQ companies, full P&L responsibility as CEO of a $200MM construction products manufacturer and Corporate Secretary and Board Member of other public companies. In addition, he has managed several M&A transactions totaling over $1 Billion including IPO, public debt offerings, tender offerings, tax exempt bonds and syndicated financing.

David Fuselier commented, "I'm very excited that Terry has accepted New Leaf's offer to join our Board of Directors. Without question he has the depth and breadth of public company experience, both as an accountant and an executive, to provide strategic guidance as we execute our intermediate and long term plans."

New Leaf, a supplier of all natural iced teas and lemonades, was created with the vision of providing great tasting, healthy beverages for consumers. New Leaf Tea was the company's first product born out of that vision and now is available to consumers in 14 unique flavors -- including 4 lemonades -- at over 10,000 outlets including restaurants, delis, health food stores, pizzerias and other retail establishments. New Leaf beverages are sweetened with 100% organic cane sugar. For more information, please visit www.newleafbrands.com.

This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Company's expectations, among other things, are dependent upon general economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, its ability to operate its subsidiary companies effectively, need for and availability of additional capital as well as other uncontrollable or unknown factors which are more fully disclosed in the Company's Form 10-Ks and 10-Qs on file with the United States Securities and Exchange Commission.